Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Form S1 (No. 333-214486), Form S3 (Nos 333-238183 and 333-222190) and Form S-8 (Nos. 333-220773 and 333-189898) of our report dated July 2, 2020 on our audits of the consolidated financial statements as of March 31, 2020 and 2019 and for each of the years in the two-year period ended March 31, 2020, which report is included in this Annual Report on Form 10-K to be filed on or about July 2, 2020. Our report includes an explanatory paragraph that refers to the adoption of Accounting Standards Update 2016-02 “Leases (Topic 842)” and an emphasis-of-matter paragraph that refers to the Company’s financing transactions subsequent to March 31, 2020.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
July 2, 2020